Exhibit 99.1

News Release
Weatherford Reports First Quarter Results of $0.82 Per Diluted Share Before
Non-Recurring Items
Record Performance; 44 Percent Increase Over Prior Year
HOUSTON, April 25, 2007 — - Weatherford International Ltd. (NYSE: WFT) today reported first quarter 2007 net income of $284.2 million from continuing operations, or $0.82 per diluted share, before non-recurring items. First quarter diluted earnings per share reflected an improvement of 44 percent over the first quarter of 2006 diluted earnings per share of $0.57. The non-recurring items in the first quarter of 2007 results include severance associated with the company’s fourth quarter exit and restructuring activities of $2.7 million, after tax.
First quarter revenues were $1,852.3 million, or 21 percent higher than the same period last year, against a backdrop of a five percent increase in rig activity. This is the highest level of quarterly revenues in the company’s history.
Sequentially, the company’s first quarter diluted earnings per share from continuing operations improved eight percent over the record fourth quarter 2006 diluted earnings per share of $0.76, before non-recurring items. The first quarter performance reflected gains across nearly all of the company’s product and service offerings.

North America
Revenues for the quarter were $1,006.6 million, a nine percent increase above the same quarter in the prior year, as compared to a three percent rig count increase. Sequentially, revenues increased five percent, as compared to a four percent increase in rig count. From a product line perspective, wireline, well construction, completion, and drilling services (both directional drilling and underbalanced) reported sequential increases in revenues of 25 percent, 16 percent, 13 percent and 10 percent, respectively.
Operating income of $297.7 million was 15 percent higher than the same quarter in the prior year, despite more than a 20% drop in Canadian rig count. Operating income was 11 percent higher than the preceding quarter.
Latin America
First quarter revenues of $205.9 million were 27 percent higher than the first quarter of 2006 and three percent lower than the prior quarter. This region’s performance reflected sequential improvements in its directional drilling, underbalanced, drilling tools and wireline offerings.
The current quarter’s operating income of $48.6 million improved 93 percent as compared to the same quarter in the prior year and five percent as compared to the fourth quarter of 2006. Sequentially, the increase in operating income was primarily driven by increased activity in Brazil and Mexico which more than offset decreased activity in Venezuela. Political concerns in the Orinoco basin dampened market activity, especially in our lift and completion product lines.

Europe/CIS/West Africa
First quarter revenues of $245.0 million were 38 percent higher than the first quarter of 2006 and seven percent higher than the prior quarter. The strongest growth was seen in the completion, drilling services and well construction product lines.
The current quarter’s operating income of $53.9 million improved 60 percent as compared to the same quarter in the prior year and 15 percent as compared to the fourth quarter of 2006.
Middle East/North Africa/Asia
First quarter revenues of $394.8 million were 44 percent higher than the first quarter of 2006 and four percent lower than the prior quarter. This region’s performance reflected sequential improvements in its wireline, re-entry, drilling tools and underbalanced service lines. Seasonal declines in completion, artificial lift and other product shipments more than offset these increases. In the case of Weatherford, this pattern of seasonal declines in product sales has been consistently the historical norm in this region.
The current quarter’s operating income of $83.5 million improved 80 percent as compared to the same quarter in the prior year and decreased 15 percent as compared to the fourth quarter of 2006.
Reclassifications and Non-GAAP
Reclassifications have been made to the company’s segments due to a change in organizational structure. All prior periods have been restated to conform to the current presentation and are included for reference. In addition, Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2007 first quarter results on April 25, 2007 at 9:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 33,300 people worldwide.
# # #

Contact:	Andrew P. Becnel	(713) 693-4136
Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months
	Ended March 31,
	2007	2006

Net Revenues:
North America	$1,006,633	$922,434
Latin America	205,942	162,095
Europe/West Africa/CIS	244,958	177,224
Middle East/North Africa/Asia	394,752	274,258

	1,852,285	1,536,011

Operating Income (Expense):
North America	297,656	258,238
Latin America	48,589	25,162
Europe/West Africa/CIS	53,936	33,710
Middle East/North Africa/Asia	83,473	46,314
Research and Development	(40,514)	(36,443)
Equity in Earnings	790	2,634
Corporate Expenses	(27,095)	(22,256)
Exit Costs and Restructuring Charges	(4,184)	—

	412,651	307,359

Other Income (Expense):
Other, Net	(2,372)	(831)
Interest Expense, Net	(34,034)	(18,988)

Income Before Income Taxes and Minority Interest	376,245	287,540

Provision for Income Taxes:
Provision for Operations	(91,819)	(83,386)
Benefit From Exit and Restructuring Charges	1,520	—

	(90,299)	(83,386)

Income Before Minority Interest	285,946	204,154
Minority Interest, Net of Taxes	(4,374)	(837)

Net Income	$281,572	$203,317

Earnings Per Share:
Basic	$0.83	$0.58
Diluted	$0.81	$0.57

Weighted Average Shares Outstanding:
Basic	339,010	349,160
Diluted	346,308	358,326

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months Ended
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Net Revenues:
North America	$1,006,633	$956,436	$954,007	$839,753	$922,434
Latin America	205,942	211,512	173,953	178,637	162,095
Europe/West Africa/CIS	244,958	229,757	215,270	205,092	177,224
Middle East/North Africa/Asia	394,752	409,883	353,523	315,094	274,258

	$1,852,285	$1,807,588	$1,696,753	$1,538,576	$1,536,011

Operating Income (Expense):
North America	$297,656	$269,202	$279,539	$220,957	$258,238
Latin America	48,589	46,413	27,877	33,575	25,162
Europe/West Africa/CIS	53,936	47,082	45,507	44,515	33,710
Middle East/North Africa/Asia	83,473	98,086	71,134	57,806	46,314
Research and Development	(40,514)	(37,384)	(38,241)	(37,361)	(36,443)
Equity in Earnings (Losses)	790	93	(190)	3,293	2,634
Corporate Expenses	(27,095)	(26,625)	(24,718)	(21,507)	(22,256)
Exit Costs and Restructuring Charges	(4,184)	(23,433)	—	(2,770)	—

	$412,651	$373,434	$360,908	$298,508	$307,359

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months Ended
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Depreciation and Amortization:
North America	$61,822	$58,521	$58,130	$53,854	$53,503
Latin America	16,739	17,307	16,856	15,251	15,450
Europe/West Africa/CIS	18,238	17,259	16,460	16,084	15,737
Middle East/North Africa/Asia	36,167	32,549	29,653	27,263	28,134
Research and Development	1,620	1,819	1,813	1,867	1,896
Corporate	990	1,576	596	700	783

	$135,576	$129,031	$123,508	$115,019	$115,503

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2007 and December 31, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2007		2006
Operating Income:
GAAP Operating Income	$412,651		$373,434
Exit costs and restructuring charges	4,184	(a)	23,433	(b)

Non-GAAP Operating Income	$416,835		$396,867

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(90,299)		$(62,636)
Tax impact of charges	(1,520	)(a)	(5,315	)(b)
Other benefit	—		(26,398	)(b)

Non-GAAP Provision for Income Taxes	$(91,819)		$(94,349)

Net Income:
GAAP Net Income	$281,572		$272,002
Total charges (gains), net of tax	2,664	(a)	(8,280	)(b)

Non-GAAP Net Income	$284,236		$263,722

Diluted Earnings Per Share:
GAAP Diluted Earnings per Share	$0.81		$0.78
Total charges (gains)	0.01	(a)	(0.02	)(b)

Non-GAAP Diluted Earnings per Share	$0.82		$0.76

Note (a): This amount represents charges incurred in connection with the finalization of the Company’s fourth quarter restructuring activities. On an after tax basis, these charges approximated $2.7 million, or one cent per diluted share, during the three months ended March 31, 2007.
Note (b): This amount represents severance and other charges associated with the Company’s exit and restructuring activities. On an after tax basis, these charges approximated $18.1 million during the three months ended December 31, 2006. In addition, the Company realized a tax benefit of $26.4 million related to the favorable settlement of certain foreign tax exposures. On an after tax basis, these items resulted in an effect of two cents per diluted share.